10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com FIRM / AFFILIATE OFFICES Beijing Moscow Boston Munich Brussels New York Century City Orange County Chicago Paris Dubai Riyadh Düsseldorf San Diego Frankfurt San Francisco Hamburg Seoul Hong Kong Shanghai Houston Silicon Valley London Singapore Los Angeles Tokyo Madrid Washington, D.C. Milan May 12, 2022 18000 Studebaker Rd. Cerritos, California 90703 Re: The Oncology Institute, Inc. – Registration Statement on Form S-8 To the addressees set forth above: We have acted as special counsel to The Oncology Institute, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 18,971,764 shares of common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 6,721,764 shares of Common Stock (the “2019 Plan Shares”) issuable under the Company’s 2019 Non-Qualified Stock Option Plan (the “2019 Plan”), (ii) 2,250,000 shares of Common Stock (the “ESPP Shares”) issuable under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) and (iii) 10,000,000 shares of Common Stock (the “2021 Plan Shares” and, together with the 2019 Plan Shares and the ESPP Shares, the “Shares”) issuable under the Company’s 2021 Incentive Award Plan (the “2021 Plan” and, together with the 2019 Plan and the ESPP, the “Plans”). The shares are included with a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2022. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issue of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of the law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Sincerely, /s/ Latham & Watkins LLP